SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release ("Agreement"), effective as of the date described in Section 13 below (the “Effective Date”), is made and entered into by and between Washington Real Estate Investment Trust ("WRIT") and William T. Camp ("Employee").

WHEREAS, Employee has been employed by WRIT, which employment will cease as set forth in this Agreement in connection with Employee’s resignation from WRIT; and

WHEREAS, the parties desire to amicably resolve all matters between them on a full and final basis;

NOW, THEREFORE, in consideration of the promises contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

1. Resignation and Return of Property: Employee will continue to serve as Executive Vice President & CFO of WRIT through March 2, 2015 (the “Resignation Date”) or such shorter period as may be determined by the President & CEO and communicated to Employee in writing. Consistent with the foregoing, Employee shall resign from the following positions on the Resignation Date or on such earlier date as may be determined by the President & CEO and communicated to Employee in writing (and shall execute all documents reasonably requested by WRIT to effectuate such resignations): (a) Executive Vice President & CFO of WRIT, and (b) all officer, board of director and board of manager positions (or comparable positions) with all affiliated entities of WRIT (collectively, “Affiliates”). If Employee is no longer serving as Executive Vice President & CFO, Employee will continue as an employee of WRIT through the Resignation Date at his current salary.

Employee will diligently pursue the responsibilities of the Executive Vice President & CFO as long as he remains in such position. Thereafter, as an employee of WRIT, Employee will assist WRIT in (a) transitioning the role of the chief finance officer to a new person elected by the Board and (b) performing such other duties as shall be reasonably requested by the President & CEO. On or before the Resignation Date, Employee will return all property of WRIT and its Affiliates, and all copies, excerpts or summaries of such property, in his possession, custody or control.

2. Final Paycheck and Severance Benefits: Subject to Employee’s compliance with and non-revocation of this Agreement, WRIT will provide Employee with the following benefits:

(a) Accrued Salary and Vacation. WRIT will pay Employee for all earned but unpaid salary and vacation accrued up to the Resignation Date in accordance with its normal payroll practices.

(b) 2014 STIP. WRIT will pay to Employee in 2015 by March 15, 2015, all compensation (if any) earned by Employee during the 2014 performance period pursuant to the provisions of the WRIT’s Short-Term Incentive Plan dated January 1, 2014 (the “STIP”). Any Restricted Shares issued to the Participant with respect to the 2014 Performance Period shall become fully vested under clause (e) below.

2015 STIP. WRIT will pay to Employee in 2016 by March 15, 2016, all compensation (if any) earned by Employee during the 2015 performance period accruing up to the Resignation Date pursuant to the provisions dealing with involuntary termination of employment without cause in Section 4.5 of the STIP. Pursuant to such provisions, the Participant (i.e., Employee) shall receive an Award calculated based on the actual levels of achievement of the performance goals for the entire 2015 Performance Period, but the Award shall be prorated in the proportion that the number of days elapsed from the beginning of the 2015 Performance Period through the date the Participant ceases to be an employee of WRIT bears to the total number of days in the Performance Period. Any Restricted Shares issued to the Participant with respect to the 2015 Performance Period shall be fully vested.

(c) 2014-15 LTIP. WRIT will pay to Employee six months after the Resignation Date (in accordance with WRIT’s Long-Term Incentive Plan dated January 1, 2014 (the “LTIP”)) all compensation (if any) earned by Employee during the 2014 and 2015 performance periods accruing up to the Resignation Date pursuant to the provisions dealing with involuntary termination of employment without cause in Section 4.5 of the LTIP. Pursuant to such provisions, the Participant (i.e., Employee) shall receive the regular 2014 Award, the regular 2015 Award and the one-time transition 2014 Award pursuant to Section 5.12 of the LTIP, in each case calculated based on the actual levels of achievement of the performance goals as of the Resignation Date (or, in the specific case of the 33.34% portion of the one-time transition 2014 Award referenced in Section 5.12(a)(i) of the LTIP, calculated based on the actual levels of achievement of the performance goals as of the end of the one-year performance period (i.e., December 31, 2014)), but the Awards shall be prorated in the proportion that the number of days elapsed from the beginning of the Performance Period through the date the Participant ceases to be an employee of WRIT bears to the total number of days in the Performance Period. Any Restricted Shares issued to the Participant with respect to such Performance Period shall be fully vested.

    (d) Restricted Stock Units: All of Employee’s unvested Restricted Stock Units will be vested by the Resignation Date and all of Employee’s Restricted Stock Units (including previously vested Restricted Stock Units that have not yet been paid) will be issued in common shares of WRIT six months after the Resignation Date pursuant to Section 12 of WRIT’s Long-Term Incentive Plan effective January 1, 2009.

(e) Restricted Shares: All of Employee’s unvested Restricted Shares will become immediately vested as of the Resignation Date and have already been issued to Employee.

(f) SERP Vesting: Employee will become fully vested in his account under WRIT’s Supplemental Executive Retirement Plan (the “SERP”) as of the Resignation Date, which will be paid pursuant to the SERP, which is based on Employee’s election of a lump-sum payment.

Payment is subject to at least a six month wait after the Resignation Date to comply with the requirements of Section 409A of the Code.

(g) Severance Plan: WRIT will make an aggregate severance cash payment to Employee in the amount of $148,077 (the “Severance Payment”), which represents an amount equal to Employee’s salary for 22 weeks from the Resignation Date (the “Severance Period”). Provided Employee remains in compliance with this Agreement, the Severance Payment shall be paid to Employee in a lump sum on the first regular payroll date after the Resignation Date and no later than March 15, 2015.

(h) Counsel Fees: WRIT will reimburse Employee for his counsel fees up to a maximum of $7,500 no later than March 15, 2015.

Nothing in Sections 2(b) to 2(f) shall be construed to modify or reduce the benefits to which Employee would otherwise be entitled under the plan documents setting forth the terms of the benefit programs referenced therein (i.e., 2014 STIP, 2015 STIP, 2014-2015 LTIP, Restricted Stock Units, Restricted Shares, SERP) as would apply in the event of a termination of the Employee, not for cause, occurring on March 2, 2015. In the event of any conflict in the description of the benefits contained in Section 2(b) to 2(f) and the plan documents, the terms of the plan documents will control.

It is understood and agreed that in accepting the benefits set forth in clauses (a) through (h) above, Employee will forfeit any rights he may have to any other form of compensation from WRIT, except as provided otherwise in Sections 2 and 3. Subject to restriction of Section 409A, all shares received by Employee shall be unrestricted and Employee shall be free to sell or transfer. All amounts payable as described in this Section 2 shall be subject to applicable federal and state tax and payroll withholding requirements, which in the case of amounts issued in common shares of WRIT may be satisfied by WRIT’s deduction of shares with a fair market value equal to the withholding required.

3. Benefits: If applicable, Employee (and if applicable, Employee’s dependents) will continue to participate in WRIT’s group health plan through the Resignation Date in accordance with its terms and conditions. Thereafter, Employee will be eligible to continue participation in WRIT’s group health plan at his own expense in accordance with and to the extent required by the federal COBRA law, provided that, subject to Employee’s compliance with and non-revocation of this Agreement, WRIT will pay Employee’s and Employee’s dependents’ COBRA premium for 18 months or until Employee becomes eligible for other coverage, whichever is sooner. Except as expressly provided otherwise in this Agreement, Employee's entitlement to, participation in, and accrual of, all other salary, compensation or benefits from WRIT shall cease as of the Resignation Date, except that Employee shall have such rights in such benefits as are required by law and plan documents, including without limitation, Employee’s vested benefits in WRIT’s 401(k) plan, in accordance with and to the extent permitted by plan documents.

4. References: Employee will direct all requests for employment references from WRIT to WRIT’s Executive Vice President – Accounting and Administration (Laura M. Franklin) or

WRIT’s Director of Human Resources, Compensation & Benefits. If WRIT receives a request for reference concerning Employee which is directed to said latter person, WRIT will follow its normal policy of confirming dates of employment, position, duties and salary.

5. Unemployment Compensation Benefits: WRIT will not contest any claim for unemployment benefits that Employee makes for any period after the Severance Period.

6. Mutual Releases:

A. Employee’s Release: In consideration for the benefits described herein, and for other good and valuable consideration, which are of greater value than Employee would normally be entitled upon Resignation, Employee, on behalf of himself, his heirs, executors, administrators, attorneys, agents, representatives and assigns, hereby forever releases WRIT and its Affiliates, and its and their officers, directors, trustees, owners, shareholders, employees, insurers, benefit plans, agents, attorneys and representatives, and each of their predecessors, successors and assigns, from any and all claims, demands, suits, actions, damages, losses, expenses, charges or causes of action of any nature whatsoever, whether known or unknown, relating in any way to any act, omission, event, relationship, conduct, policy or practice prior to the Employee’s execution of this Agreement, including without limitation his employment with WRIT and the termination thereof (“Claims”). This release includes without limitation Claims for discrimination, harassment, retaliation or any other violation under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Maryland Human Rights Act, the Montgomery County Human Rights Act, and any other Claims under all other federal, state or local laws; Claims for breach of contract; Claims for wrongful discharge; Claims for emotional distress, defamation, fraud, misrepresentation or any other personal injury; Claims for unpaid compensation; Claims relating to benefits; Claims for attorneys' fees and costs, Claims for reinstatement or employment; and all other Claims under any federal, state or local law or cause of action. Employee represents that he has not filed any such Claims, and he further agrees not to assert or file any such Claims in the future or to seek or accept any monetary relief with respect to Claims filed by him or on his behalf with the EEOC or any other fair employment agency to the fullest extent permitted by law. It is understood and agreed that this Release does not apply to claims for breach of this Agreement or Claims that cannot be released by law.

B. WRIT’s Release: In consideration for the benefits described herein, and for other good and valuable consideration, WRIT and its Affiliates hereby forever release Employee, his heirs, executors, administrators, agents, representatives and assigns, from any and all claims, demands, suits, actions, damages, losses, expenses, charges or causes of action of any nature whatsoever, whether known or unknown, relating in any way to any act, omission, event, relationship, conduct, policy or practice prior to the date Employee signs this Agreement (“WRIT’s Claims”). This release includes without limitation WRIT’s Claims for breach of any contract or duty; WRIT’s Claims for emotional distress, defamation, fraud, misrepresentation or any other personal injury; WRIT’s Claims for overpaid compensation; WRIT’s Claims relating to benefits; WRIT’s Claims for attorneys' fees and costs; and all other WRIT’s Claims under any federal, state or local law or cause of action. WRIT represents that it has not filed any such

WRIT’s Claims, and it further agrees not to assert or file any such WRIT’s Claims in the future. It is understood and agreed that this Release does not apply to claims for breach of this Agreement, WRIT’s Claims that cannot be released by law, or WRIT’s Claims for fraud, embezzlement, intentional misconduct or any other malfeasance or any WRIT’s Claims as to which indemnification of officers is not permitted pursuant to WRIT’s written documents governing indemnification of officers.

7. Reinstatement: Employee waives all claims for reinstatement or employment with WRIT and its Affiliates, and its and their successors and assigns, and he agrees not to seek such reinstatement or employment in the future unless the parties agree otherwise in writing.

8. Confidentiality: Except as necessary to enforce or effectuate this Agreement or as required by law or otherwise to satisfy SEC filing or disclosure requirements (it being understood that WRIT intends to file this Agreement and a summary of this Agreement with the SEC), or to the extent WRIT in good faith deems necessary in communications with analysts and institutional investors, the parties agree to keep this Agreement, the existence of this Agreement, and the terms of this Agreement strictly confidential. Subject to the foregoing, Employee shall not disclose the same to any third party except as necessary to his attorneys, accountants and immediate family members (and only on the condition that they maintain such confidentiality and Employee guarantees such confidentiality). Also subject to the foregoing, WRIT shall not disclose the same to any third party except its board of trustees, officers, attorneys, accountants and employees responsible for effectuating the Agreement. Notwithstanding the foregoing, if either party is asked about the reasons for Employee’s resignation, they may state in substance that Employee resigned to pursue other career alternatives or words substantially to that effect.

9. Nondisparagement and Nonassistance: Employee agrees not to disparage, or provide any disparaging information relating to, WRIT or any of its Affiliates or its or their past, present or future management, officers, trustees or employees to any person or entity who is not a party to this Agreement, and he agrees not to provide any form of assistance to, or to cooperate with, any person or entity asserting or intending to assert any claim or legal proceeding against WRIT or any of its Affiliates except as may be required by law or legal process. WRIT shall instruct its Human Resources Department and its Officers not to disparage, or provide any disparaging information relating to, Employee to any person or entity who is not a party to this Agreement, and it agrees not to provide any form of assistance to, or to cooperate with, any person or entity asserting or intending to assert any claim or legal proceeding against Employee, except as may be required by law or legal process or as to any Claims that WRIT may have (if any) which it has not released pursuant to Section 6(B).

10. Cooperation: Employee agrees to reasonably cooperate with WRIT upon request by answering questions and providing information about matters of which he has personal knowledge. In the event that WRIT becomes involved in any civil or criminal litigation, administrative proceeding or governmental investigation, Employee shall, upon request, provide reasonable cooperation and assistance to WRIT, including without limitation, furnishing relevant information, attending meetings and providing statements and testimony; it being understood that shall not be obligated if such cooperation or assistance would be in violation of any agreements which Employee may hereafter enter into, or materially interfere with Employee’s employment, business or family engagements. WRIT will pay to Employee an hourly rate of $150 for time which Employee spends in furtherance of such cooperation and reimburse Employee for all reasonable and necessary expenses he incurs in complying with this Section 10, provided said time and expenses are reasonable and necessary and approved by WRIT in advance.

11. Nondisclosure and Nonsolicitation: Employee shall not, except as required by law, use or disclose to any person or entity any Confidential Information. For the purposes of this Section 11, “Confidential Information” means information Employee obtained through or as a consequence of his employment with WRIT relating to WRIT’s business or its tenants which is not in the public domain and includes, without limitation, trade secrets, tenant lists, lease rates, methods of operation, investment opportunities, business plans, leads, financial information, research and statistical data. Information does not lose its protection as Confidential Information if it is disclosed in violation of an obligation not to disclose it. During the Severance Period and for a period of twelve (12) months thereafter, Employee shall not directly or indirectly for himself or any other person or entity, whether as an employee, officer, director, consultant, agent, representative, partner, owner, stockholder or in any other capacity, a) solicit any person who then is or was at any time in the preceding six month period employed by WRIT as an employee or independent contractor, to resign from WRIT or to accept employment as an employee or independent contractor with any other person or entity; or b) solicit any person or entity who then is or was at any time in the preceding six month period in a business relationship with WRIT to end or curtail such relationship or to engage in business of the type engaged in by WRIT with another person or entity. Employee agrees that these restrictions are reasonable and necessary for the protection of WRIT’s business. Employee further agrees that in the event he breaches any provision in this Section 11, WRIT shall be entitled to injunctive relief in addition to such other relief as a court may deem proper.

12. Miscellaneous: This Agreement represents the entire agreement of the parties, and supersedes all other agreements, discussions and understandings of the parties, concerning the subject matter. All other express or implied agreements of the parties not expressly contained or incorporated by reference herein are terminated and of no further force or effect. This Agreement may not be modified in any manner except in a written document signed by both parties. Should any provision of this Agreement be held to be invalid or unenforceable by a court of competent jurisdiction, it shall be deemed severed from the Agreement, and the remaining provisions of the Agreement shall continue in full force and effect, provided that, should the court determine that any provision of Section 11 is unenforceable, the court shall modify such provision to make it valid to the maximum extent permitted by law. In the event of any litigation to enforce this Agreement, the prevailing party shall be awarded his or its reasonable attorneys’ fees and costs.

13.     Consultation and Consideration: WRIT hereby advises Employee to consult with an attorney at his own expense prior to signing this Agreement. Employee may take up to twenty-one (21) days from the date he is given this Agreement to consider it, but he may sign it sooner if he wishes. If he signs the Agreement, he will have a period of seven (7) days to revoke his signature (the "Revocation Period"). Thus, this Agreement will not become effective or enforceable until the date that each party has signed the Agreement and the Revocation Period has expired without Employee exercising his right of revocation (the "Effective Date"). Any notice of revocation must be in writing and must be received by Laura Franklin prior to the expiration of the Revocation Period. Regardless of whether Employee revokes this Agreement, his employment has been or will be terminated as of the Resignation Date. If Employee signs this Agreement, he represents that he has had sufficient time to consider it, and that he enters into it knowingly and voluntarily with full understanding of its meaning and effect.

14. Governing Law:    This Agreement shall be construed exclusively in accordance with the laws of the State of Maryland, without regard to the principles of conflicts of laws therein.

15. Assignment: This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns. Employee may not assign any right or obligation hereunder without WRIT’s prior written consent. WRIT may assign its rights and obligations here under to any successor in interest.

16. Section 409A of the Code. To the extent that such requirements are applicable, this Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code (“Section 409A”) and shall be interpreted and administered in accordance with that intent. If any provision of the Agreement would otherwise conflict with or frustrate this intent, that provision will be interpreted and deemed amended so as to avoid the conflict. Employee has incurred or will incur a “separation from service” within the meaning of Section 409A as of the Resignation Date. All amounts paid hereunder shall be paid pursuant to the provisions of the plan from which paid, and in the event of any conflict between the provisions of such plan and this Agreement, the plan shall govern.

17. Counterparts: This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and together which shall constitute one and the same instrument.

18. Nonadmissions: By entering into this Agreement, neither party is admitting that it did anything wrong or improper or that it has any liability to the other party.

19. Consulting Services: Employee will provide consulting services, as an independent contractor and not as an employee, to WRIT at reasonable and mutually agreed times by the parties for a six month period commencing on the day after the Resignation Date (it being understood that such consulting services will not require "full time" involvement from Employee and the level of such consulting services are reasonably anticipated by the parties to be no more than 20% (twenty percent) of the average level of services Employee performed for WRIT over the immediately preceding 36 (thirty-six) month period, but will instead involve advisory services on a reasonable basis upon request by WRIT). In exchange for providing such consulting services, WRIT will pay Employee a monthly fee of $15,000, payable each month during such six month period (subject to adjustment as provided in the following sentence). Notwithstanding the foregoing, such monthly fee shall be reduced by up to $7,500 (the amount of such reduction to be determined by WRIT in its discretion) if and when Employee commences full-time employment with a successor employer during such six month period. Employee shall advise WRIT if Employee commences such employment.

Employee has had an opportunity to carefully review and consider this Agreement with an attorney, and he has had sufficient time to consider it. After such careful consideration, he knowingly and voluntarily enters into this Agreement with full understanding of its meaning and effect.

[REMAINDER OF PAGE BLANK]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement.

WILLIAM T. CAMP		WASHINGTON REAL ESTATE
INVESTMENT TRUST

/s/ William T. Camp		By:	/s/ Paul T. McDermott
Signature
		Title:	CEO and President

Date:	12/17/14	Date:	12/17/14

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